Exhibit 99.1

AGREEMENT OF THE REPORTING PERSONS

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that such person or entity knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: August 12, 2025

BLEICHROEDER LP

Signature:	/s/ [Andrew Gundlach]

Name/Title:	Andrew Gundlach, President and CEO

BLEICHROEDER HOLDINGS LLC

Signature:	/s/ [Andrew Gundlach]

Name/Title:	Andrew Gundlach, President and CEO

Andrew Gundlach

Signature:	/s/ [Andrew Gundlach]

Name/Title:	Andrew Gundlach, Individual